Exhibit 99.1

SCHMITT INDUSTRIES ANNOUNCES DELAY OF DELISTING AND DEREGISTRATION OF ITS COMMON STOCK

PORTLAND, OR, February 19, 2020 – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company” or “Schmitt”) today announced it will delay the delisting and deregistration of its common stock (the “Common Stock”) from the NASDAQ Stock Market (“NASDAQ”). Accordingly, the Company has not filed a Form 25 with the Securities Exchange Commission and for the time being the Company’s Common Stock will continue to trade on NASDAQ. The temporary delay will allow the Company and Board of Directors to evaluate a shareholder value opportunity in regard to the delisting.

The Company has no agreement, understanding or commitment with respect to the shareholder value opportunity, which is at a very preliminary stage, and there can be no assurance that the Company will enter into an agreement relating to the transaction or as to the timing or the terms of such opportunity thereof. The Company does not intend to provide any additional updates until such time as it has either fully explored the shareholder opportunity or entered into a transaction. To the extent that the Company elects to proceed with delisting, it will provide shareholders and NASDAQ ten days notice of any intent to file a Form 25.

“We continue to be focused on the execution of our business and operations. This temporary delay in our delisting is to provide time to evaluate an opportunity to create additional value from our delisting and we do not expect it to impact our current delisting and deregistration plan,” commented Michael R. Zapata, Chairman and CEO.

Share Repurchases

To date, the Company has repurchased 25,297 shares, at an average price of $3.02 per share, under its previously announced $2 million share repurchase plan, which was done in accordance with a 10b5-1 plan.

About Schmitt Industries

Schmitt Industries, Inc., founded in 1987, designs, manufactures and sells high precision test and measurement products, solutions and services through its Acuity® and Xact® product lines. Acuity provides laser and white light sensor distance measurement and dimensional sizing products, and our Xact line provides ultrasonic-based remote tank monitoring products and related monitoring revenues for markets in the Internet of Things environment.

Contact:

Schmitt Industries, Inc.

Michael R. Zapata

Chief Executive Officer

(503) 227-7908